Exhibit 99.1
Rio Tinto
GENERAL QUESTIONS AND ANSWERS
PART 1 — The Current Situation
     1. What is going on?
A: In November 2007, BHP Billiton made an unsolicited approach to acquire Rio Tinto, offering three BHP Billiton shares for each Rio Tinto share. The Rio Tinto Boards unanimously rejected this proposal because it significantly undervalued Rio Tinto and its prospects. Later in November, Rio Tinto outlined its plans to deliver exceptional growth and a series of increased dividends.
On 6 February 2008, BHP Billiton made an announcement of pre-conditional offers for Rio Tinto offering 3.4 BHP Billiton shares for each Rio Tinto share. Under the UK Takeover Code, Rio Tinto is required to notify all shareholders of the terms of BHP Billiton’s pre-conditional offers.
Your board has considered the pre-conditional offers very carefully and have concluded that, while improved, they significantly undervalue the business and still fail to recognise the underlying value of Rio Tinto’s high quality assets and prospects. As a result, your Boards have unanimously rejected the approach as not being in the best interests of shareholders. The Boards of Rio Tinto will continue to focus on its proven strategy of delivering value for shareholders.
Rio Tinto’s plans are unchanged, and will remain so unless an acquisition proposal is made that fully reflects the value of the company.
Rio Tinto has a world class asset base, infrastructure and extensive mineral reserves and resources. As a result, the Boards believe that Rio Tinto is poised for exceptional growth as an independent business.
I would like to highlight the point made by the Chairman in his letter, that the announcement by BHP Billiton does not require you to take any action and is not a firm offer for your [shares][ADRs].
     2. What is a pre-conditional offer?
A: A pre-conditional offer is merely an announcement of an intention to make a formal offer if certain pre-conditions are met. At this stage, BHP Billiton’s announcement is not a firm offer for your shares or ADRs. There is currently no formal offer for you to consider. You do not need to take any action.

     3. What are the pre-conditions to BHP’s offer?
A: The pre-conditions to BHP’s offers are obtaining approval by the appropriate competition authorities in Australia, South Africa, the United States, Canada and the European Union and also approval by the Australian Foreign Investment Review Board. There is no guarantee that any of these conditions will be met or that any offers will be made.
     4. How long will it take for all the approvals?
A: This is not within Rio Tinto’s control — BHP Billiton has said that the satisfaction of these pre-conditions, relating to competition law and foreign investment approvals, may not occur until the end of 2008.
     5. Do I have to do anything?
A: BHP Billiton’s announcement is not a firm offer for your shares or ADRs. There is currently no formal offer for you to consider. You do not need to take any action now. If you are contacted by BHP Billiton, we recommend that you take no action until you are contacted by the Boards of Rio Tinto.
     6. How can I learn more about BHP-Billiton offer? When will they make the formal offer? Why did they increase the number of BHP Billiton shares they are offering?
A: All we know at the moment is that they have announced pre-conditional offers. At the moment there is no offer to accept and so you need take no action. If things develop, the board will contact you again.
     7. Why has the Rio Tinto Board of Directors unanimously rejected the offer?
A: Rio Tinto’s Boards have given careful consideration to BHP Billiton’s pre-conditional offers and have concluded that they still significantly undervalue Rio Tinto. Accordingly, the Boards have unanimously rejected BHP Billiton’s pre-conditional offers as not in the best interests of shareholders.
Rio Tinto has a world class asset base, infrastructure and extensive mineral reserves and resources. As a result, the Boards believe that Rio Tinto is poised for exceptional growth as an independent business.
I would like to highlight the point made by the Chairman in his letter, that the announcement by BHP Billiton does not require you to take any action and is not a firm offer for your [shares][ADRs].
     8. If the Rio Tinto board of directors opposes the BHP Billiton offer, why is the Chairman writing to me about it?
A: Under the UK Takeover Code, Rio Tinto is required to notify all shareholders of the terms and conditions of BHP Billiton’s pre-conditional offers, details of which accompany the letter you have received.
He has also written to you to reinforce the company’s high quality assets and prospects, and the fact that as an independent business, Rio Tinto is poised for exceptional growth. The company has a clear, proven strategy for delivering value to you, its shareholders. The announcement by BHP Billiton does not require you to take any action and is not a firm offer for your [shares][ADRs].

     9. I have been contacted by someone wishing to buy my shares. Should I sell/buy shares in Rio Tinto
A: We can not advise you on financial matters. We recommend you seek independent financial advice regarding the buying/selling of shares.
If you do consider selling your shares in the share market, you should be aware of the market price for Rio Tinto shares. This can be found on Rio Tinto’s website at www.riotinto.com.
[Rio Tinto plc shareholders only][If you do consider selling your shares, bear in mind that Stocktrade operates a low cost share dealing service for Rio Tinto plc shareholders. Stocktrade can be contacted on +44 (0) 131 240 0101, or 0845 840 1532 or you can find more details at www.stocktrade.co.uk.]
     10. What price would the board recommend we sell at?
A: We can not advise you on financial matters. We recommend you seek independent financial advice regarding the buying/selling of shares, but Rio Tinto’s Boards have given careful consideration to BHP Billiton’s pre-conditional offers and have concluded that they still significantly undervalue Rio Tinto. Accordingly, the Boards have unanimously rejected BHP Billiton’s pre-conditional offers as not in the best interests of shareholders.
Rio Tinto has a world class asset base, infrastructure and extensive mineral reserves and resources. As a result, the Boards believe that Rio Tinto is poised for exceptional growth as an independent business.
I would like to highlight the point made by the Chairman in his letter, that the announcement by BHP Billiton does not require you to take any action and is not a firm offer for your [shares][ADRs].
     11. When will I hear from Rio Tinto again?
A: Rio Tinto is focussed on running its business as usual. The Company will announce its preliminary results on Wednesday 13 February. Following that you will receive the annual report as usual in March and the Annual General Meeting is in April.
     12. What do I do if I receive a letter from BHP Billiton?
If you are contacted by BHP Billiton, we recommend that you take no action until you are contacted by the Boards of Rio Tinto.
     13. I’ve had a letter from BHP. What should I do?
A: We recommend that you take no action until you are contacted by the Boards of Rio Tinto.
     14. The Chinese have recently taken a large stake in Rio Tinto. How will this impact the company?
A: The Boards of Rio Tinto have noted the recent investment in the company by Chinalco and Alcoa. Rio Tinto remains focused on its proven strategy for delivering value to you, its shareholders. The Boards will treat its new shareholders as they would any other.
     15. Are the Chinese likely to increase their stake in Rio Tinto or launch a bid for the company?
A: I am not in a position to speculate on the future intentions of Chinalco or Alcoa.

Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
These answers include forward-looking statements. All statements other than statements of historical facts included in these answers, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date on which these answers were provided. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the "Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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